Exhibit 10.10
GLOBAL EMPLOYMENT HOLDINGS, INC.
FIRST AMENDMENT
TO
SENIOR SECURED CONVERTIBLE NOTES
     THIS FIRST AMENDMENT TO SENIOR SECURED CONVERTIBLE NOTES (this “Amendment”), dated as of February 28, 2007, is made by and among Global Employment Holdings, Inc., a Delaware corporation (the “Company”), and the noteholders listed on the signature pages hereto (individually, a “Noteholder” and collectively, the “Noteholders”). Capitalized terms used but not defined herein shall have the meanings set forth in the Company’s Senior Secured Convertible Notes, dated as of March 31, 2006 (the “Notes”).
     WHEREAS:
     A. The Company and the Noteholders are parties to the Notes Securities Purchase Agreement, dated March 31, 2006, as amended, pursuant to which the Company issued and the Noteholders purchased the Notes.
     B. The debt evidenced by the Notes is subordinated to the Senior Indebtedness.
     C. The Company’s subsidiary Global Employment Solutions, Inc. has proposed a senior debt refinancing (the “Refinancing”) whereby the Credit Facility will be terminated and the Senior Indebtedness will be paid in full to Wells Fargo Bank, N.A. and a new credit agreement will be entered into with CapitalSource Finance LLC (“CapitalSource”) and other lenders (the “New Senior Lenders”) to permit borrowings of up to $30,000,000 (the “New Credit Agreement”).
     D. The consent of the holders of 66-2/3% of the aggregate principal amount of the Notes is required for the Refinancing and for the amendment of three defined terms in the Notes to reflect the Refinancing.
     NOW, THEREFORE, the Company and the Noteholders hereby agree as follows:
     1. Amendment to Section 2. The following sentence is added to the end of Section 2 of the Notes:
“In addition, the Interest Rate shall be increased from 8.0% to 9.5% for the period beginning on February 28, 2007 and ending on the date on which the Company has issued at least $5,000,000 of Common Stock for cash (or, if such Common Stock has not previously been issued, the date on which an aggregate of $3,000,000 of Common Stock has been issued to Howard Brill, Charles Gwirtsman and John Borer, in accordance with the terms of the letter agreement dated February 28, 2007 between those individuals and the Company).”
     2. Amendment of Section 28. The following sub-sections of Section 28 of the Notes are amended to read in their entireties as follows:

          “(h) ‘Consolidated EBITDA’ means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (i) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period: (A) Consolidated Net Interest Expense, (B) income tax expense, (C) depreciation expense, (D) amortization expense, including amortization of identifiable intangibles, (E) expense recorded pursuant to Statements of Financial Accounting Standards (“SFAS”) No.123(r): Share-Based Payments, (F) non cash costs to terminate operating leases recorded pursuant to SFAS No. 146: Accounting for Costs Associated with Exit or Disposal Activities, (G) any indirect and general expenses related to business combinations expensed pursuant to SFAS No. 141: Business Combinations, (H) the valuation of the exercise and conversion features contained in the Note, the Warrants and the Company’s Series A convertible preferred stock pursuant to SFAS No. 133: Accounting for Derivative Instruments and Hedging Activities and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and related standards, and (I) any gain or loss recorded related to the extinguishment of debt pursuant to the applicable standards; plus, (ii) when calculated with respect to the Company for any period in fiscal year 2005, without duplication, the sum of the following amounts for such period to the extent deducted in determining Consolidated Net Income of the Company for such period: (I) any non-material change in the balance of the accrued liability related to the worker’s compensation insurance program in place prior to August 2002, as more fully explained in Notes A and N to the Company’s 2004 annual report, (II) the annual management fee to KRG Capital Partners, LLC incurred prior to Closing, (III) charges related to employee terminations in the first Fiscal Quarter of 2005, (IV) fees and expenses related to the transactions contemplated by the Securities Purchase Agreement not to exceed $6 million, (V) accounting treatment of the transactions contemplated by the Securities Purchase Agreement with respect to outstanding management equity plan shares and preferred shares and (VI) retention payments made to members of the Company’s management in connection with the transactions contemplated by the Securities Purchase Agreement; plus, (iii) when calculated with respect to the Company for any period in fiscal year 2006, without duplication, the sum of the amounts in clauses (ii) (II), (IV), (V) and (VI) above for such period to the extent deducted in determining Consolidated Net Income of the Company for such period, and plus, (iv) after the effective date of a merger or acquisition, the “pro-forma” EBITDA of the acquired entity on a basis as if the merger or acquisition had been effective for the Company’s previous four consecutive fiscal quarters, adjusted for non-recurring expenses. Each subsequent fiscal quarter, pro-forma fiscal quarters would be replaced by actual results. The intent is to provide credit for pro-forma EBITDA on a rolling basis only for those quarters in which actual consolidated results are not available.”
          “(m) ‘Credit Facility’ means the Credit Agreement, dated as of February 28, 2007, by and among the Company, certain subsidiaries of the Company, and CapitalSource Finance LLC (as the same may be amended from time to time) and all other Loan Documents (as defined therein), each as has been amended and may be amended from time to time, or any refunding or replacement thereof.”
          “(mm) ‘Senior Indebtedness’ means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs), enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by the Company under or in connection with the Credit Facility; provided, however, that (i) the aggregate amount of the outstanding amount of the Revolving Advances (as defined in the Credit Facility) made pursuant to the Credit Facility, the outstanding Term Loan (as defined in the Credit Facility) and the outstanding Letter of Credit Usage (as defined in the Credit Facility) will not at any time exceed $30,000,000 as such amount is reduced from time to time by principal payments of the portion of the Senior Indebtedness constituting term loans and permanent reductions of the revolving commitments under the Credit Facility and (ii) such Senior Indebtedness affirmatively provides that the interest per annum (excluding commitment and similar per annum fees, but not in a default period) will be: (1) with respect to the Prime Rate Portion of the Principal Balance of each Revolving Advance, an annual rate equal to the sum of the Prime Rate in effect from time to time, plus 2.25%, (2) with respect to each portion of the Principal Balance of each Revolving Advance consisting of a LIBOR Rate Loan, an annual rate equal to the sum of the applicable LIBOR Rate in effect from time to time, plus 3.50%, (3) with respect to the Prime Rate Portion of the Principal Balance of the Term Loan, an annual rate equal to the sum of the Prime Rate in effect from time to time, plus 3.75%, and (4) with respect to each portion of the Principal Balance of the Term Loan consisting of a LIBOR Rate Loan, an annual rate equal to the sum of the applicable LIBOR Rate in effect from time to time, plus 5.00%.”
     3. No Other Changes. Except as explicitly set forth in this Amendment, all of the terms and conditions of the Notes remain in full force and effect.
     4. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.
     5. Facsimile Signatures; Counterparts. This Amendment may be executed via facsimile signature. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.
[Signature Pages Follow]

          IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed and delivered as of the date first written above.

THE COMPANY:

GLOBAL EMPLOYMENT HOLDINGS, INC.

By:	/s/ Howard Brill

Name: Howard Brill
Title: President and Chief Executive Officer

THE NOTEHOLDERS:

CONTEXT ADVANTAGE MASTER FUND, LP, on behalf of itself, Context Advantage Fund, LP, f/k/a Context Convertible Arbitrage Fund, L.P., and Context Offshore Advantage Fund, Ltd., f/k/a Context Convertible Arbitrage Offshore, Ltd.			CONTEXT OPPORTUNISTIC MASTER FUND, L.P.

By:	Context Capital Management LLC, its General Partner and Investment Advisor		By:	Context Capital Management LLC, its General Partner

By:	/s/ Michael Rosen		By:	/s/ Michael Rosen

	Name:	Michael Rosen		Name:	Michael Rosen
	Title:	Managing Member		Title:	Managing Member

RADCLIFFE SPC, LTD., for and on behalf of the Class A Convertible Crossover Segregated Portfolio			MAGNETAR CAPITAL MASTER FUND, LTD.
			By:	Magnetar Financial LLC, its Investment Manager

By:	RG Capital Management, L.P.
	By:	RGC Management Company, L.L.C.

By:	/s/ Gerald F. Stahlecker		By:	/s/ Doug Litowitz

	Name:	Gerald F. Stahlecker		Name	Doug Litowitz
	Title:	Managing Director		Its:	Counsel

GUGGENHEIM PORTFOLIO XXXI, LLC			PANDORA SELECT PARTNERS, LP

By:	Guggenheim Advisors, LLC		By:	Pandora Select Advisors LLC
	By:	Whitebox Advisors LLC

By:	/s/ Jonathan Wood		By:	/s/ Jonathan Wood

	Name:	Jonathan Wood	Name:	Jonathan	Wood
	Title:	Director, CFO	Title:	Director,	CFO

WHITEBOX CONVERTIBLE ARBITRAGE PARTNERS, LP, as a Subordinated Creditor and as Collateral Agent			WHITEBOX INTERMARKET PARTNERS, LP

By:	Whitebox Convertible Arbitrage Advisors LLC		By:	Whitebox Intermarket Advisors LLC By: Whitebox Advisors LLC
	By:	Whitebox Advisors LLC

By:	/s/ Jonathan Wood		By:	/s/ Jonathan Wood

	Name:	Jonathan Wood		Name:	Jonathan Wood
	Title:	Director, CFO		Title:	Director, CFO

CAPITAL RESOURCES GROWTH, INC.			GWIRTSMAN FAMILY PARTNERS, LLC

By:	/s/ Charles Gwirtsman		By:	/s/ Charles Gwirtsman

	Name:	Charles Gwirtsman		Name:	Charles Gwirtsman
	Title:	President		Title:	President

/s/ Luci Altman	/s/ Gregory Bacharach

Luci Altman	Gregory Bacharach

/s/ Richard Goldman

Howard Brill	Richard Goldman

/s/ Daniel Hollenbach	/s/ Terry Koch

Daniel Hollenbach	Terry Koch

/s/ Michael Lazrus	/s/ Steven List

Michael Lazrus	Steven List

/s/ Kenneth Michaels	/s/ Steven Pennington

Kenneth Michaels	Steven Pennington

/s/ Fred Viarrial	/s/ Jay Wells

Fred Viarrial	Jay Wells